Exhibit 4.46

Business Cooperation Agreement

This Business Cooperation Agreement (this “Agreement”), dated December 1, 2014 (the “Execution Date”), was made in Beijing, the People’s Republic of China (the “PRC”) by and among:

Tianjin Jinhu Media Co., Ltd. (“Jinhu”), with its registered address at Unit 2101, 21/F Block C3, Area MSD-C, 79 First Avenue, Tianjin Economic and Technical Development Zone;

Guangzhou Qianjun Internet Technology Co., Ltd. (“56 Web”), with its registered address at Room 802, 36 Jian Zhong Road, Tianhe District, Guangzhou;

Beijing Qianxiang Wangjing Technology Development Co., Ltd., with its registered address at Room B1011, North Building, 11 Shixingdong Street, Shijiangshan District, Beijing; And

Beijing Wole Information Technology Co., Ltd., (together with Beijing Qianxiang Wangjing Technology Co., Ltd, “RenRen’), with its registered address at Room 209, No. 18 Building, 18 Jiuxiaoqiao Middle Road, Chaoyang District, Beijing.

For purpose of this Agreement, Jinhu, 56 Web and RenRen are individually referred to as a “Party”, and collectively the “Parties”.

WHEREAS:

Jinhu, 56 Web, Renren and other related parties have entered into a certain Framework Purchase Agreement (the “Framework Purchase Agreement’) dated October 28, 2014, whereby Jinhu will purchase 100% equity interests of 56 Web. The Parties will enter into this Agreement as one of the conditions precedent to initial payment under the Framework Agreement.

NOW, THEREFORE, the Parties agree as follows through negotiations:

1	Contents of Cooperation

1.1	Cooperation regarding channel promotion

1.1.1	It is acknowledged by the Parties that during the term of this Agreement, RenRen will provide channel promotion services to 56 Web and Jinhu according to Schedule I, and 56 Web and Jinhu will provide channel promotion services to Woxiu Web of RenRen according to Schedule II.

1.1.2	The channel promotion services under Section 1.1.1 of this Agreement will be provided as mutual considerations among the Parties without any further price.

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1.2	Video Playing and Uploading Services

1.2.1	It is acknowledged by the Parties that during the term of this Agreement, 56 Web and Jinhu will play free of charge the video contents produced by Beijing Wanmen Education Technology Co., Ltd. (“Wanmen”), an affiliate of RenRen, and undertake not to add any commercial during the play.

1.2.2	It is acknowledged by the Parties that during the term of this Agreement, 56 Web and Jinhu will continue providing uploading and storage services for mobile phone cased short video streams and web based long video streams free of charge at the service level no lower than that provided under the Framework Purchase Agreement for the website of www.renren.com operated by RenRen and its users, and RenRen will ensure the users of www.renren.com will upload their video streams exclusively to the website operated by 56 Web and Jinhu within 18 months of the date hereof and without any upload thereof to any other website. Each of 56 Web and Jinhu hereby warrants and covenants irrevocably that such services will be provided consistently, and the video streams uploaded to it by www.renren.com and its users prior to the date hereof will be properly maintained for normal visit.

2	Breach Liability

If any of the Parties is in breach of any of its obligations under Section 1 of this Agreement, the other Parties may cease performing their obligations under Section 1. Any Party shall be held liable for any loss incurred by any of the other Parties due to its breach of this Agreement.

3	Effect, Amendment, Termination and Expiration

3.1	This Agreement shall be effective for 18 months as of the date on which it is signed by each of the Parties.

3.2	Unless otherwise provided hereunder, any amendment to this Agreement will be made by each of the Parties in writing.

3.3	This Agreement will terminate if:

3.3.1	The Framework Purchase Agreement terminates:

3.3.2	Each of the Parties agree to terminate this Agreement; or

3.3.3	Each of the Parties fails to reach agreement as to any renewal of this Agreement when this Agreement expires.

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3.4	Any amendment, termination or expiration of this Agreement will not affect any right, duty or obligation of any Party accrued prior to such amendment, termination or expiration, including without limitation any claim for liquidated damages by any Party.

3.5	Any right or obligation of any Party will survive termination or expiration of this Agreement if it is necessary to be so in nature.

4	Notice and Delivery

4.1	Any notice provided under this Agreement will be delivered in person, by mail or facsimile to the following address or facsimile number, or any other address or facsimile number provided by each of the Parties from time to time in writing:

To Jinhu:

Address: Sohu Media Building, Building 3, 2 Kexuyuannan Street, Haidian District, Beijing

Attention: MA Yi

Telephone: 010-62727883

Facsimile: 010-56412838

To 56 Web

Address: Sohu Media Building, Building 3, 2 Kexuyuan South Street, Haidian District, Beijing

Attention: MA Yi

Telephone: 010-62727883

Facsimile: 010-56412838

To RenRen:

Address: Floor 5, Guotou Creativity Industry Zone, 18 Jiuxianqiao Middle Road, Chaoyang District, Beijing

Attention: Law Kwok Wai

Telephone: 86-10-84481818-3558

Facsimile: 86-10-64362600

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4.2	Any notice will be deemed duly given upon delivery in person, or seven days later if it is delivered by mail with postage prepaid, or upon receipt of report for successful transmission if it is delivered by facsimile.

5	Intellectual Property and Confidentiality

5.1	Each of the Parties will have sole and exclusive ownership and any of the rights and interests thereof upon any right, ownership, interest, any and all intellectual properties developed in connection with performance of any of its obligations hereunder, including without limitation any copyright, patent application, trademark, software, technical secret, trade secret and any other rights and interest (if any) (the “New IP’).

5.2	Each of the Parties acknowledges and confirms that any oral or written information exchanged among the Parties in connection with this Agreement as well as the existence and content of this Agreement will be confidential information and, without prior consent from the other Parties, may not be disclosed to any third party, unless (1) such information has been known to the public not from disclosure by any of its recipients, or any affiliate or employee of such recipient; (2) it is required to be disclosed under applicable laws, any exchange or rules or regulations of such exchange (provided that, to the extent permitted by laws, the disclosing Party will notify the other Parties in advance so that the Parties may reach agreement regarding the scope and contents of such disclosure); or (3) Any Party will provide any information to its legal or financial advisor in respect of the cooperation contemplated hereunder on as-needed basis, provided that such legal or financial advisor will comply with confidentiality obligations similar to this Section 5.2. Each of the Parties undertakes to use any of the confidential information provided from any of the other Parties only in connection with this Agreement, and will destroy or return such confidential information at the request of the disclosing Party upon termination of this Agreement. Any Party will be deemed in breach of this Section 5 and held liable therefor if it, or any of its affiliates, any of their respective employees or advisors is breach of this Section 9. This Section 9 will survive any invalidity, termination or expiration of this Agreement.

6	Governing Law and Dispute Resolution

6.1	Formation, validity, interpretation, performance, amendment and termination of this Agreement and any dispute resolution hereof will be applicable to the PRC law.

6.2	Any dispute arising from interpretation or performance of this Agreement will be settled through friendly negotiations of the Parties and, if the dispute fails to be resolved through negotiations within 30 days upon notice from one Party to the other Party requesting negotiation in writing, submitted for arbitration by China International Economic and Trade Arbitration Commission in accordance with its arbitration rules then in effect. The arbitration will be made in Beijing and in Chinese. The arbitrary award will be final and binding upon each of the Parties.

6.3	During arbitration of any dispute arising from interpretation or performance of this Agreement, each of the Parties will continue performing its rights and obligations under this Agreement other than those under dispute.

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7	Taxes

7.1	Each of the Parties will bear its own taxes arising from execution and performance of this Agreement.

8	Force Majeure

8.1	No Party will be deemed in breach of this Agreement or held liable for any loss incurred by any other Parties due to any delayed performance of this Agreement as result of any force majeure event, provided the Party encountering such force majeure event will make best efforts to mitigate the cause of such delay and any loss arising from such force majeure event (including without limitation seeking any alternative means or methods), and notify the other Parties of the facts and potential damages of such force majeure event no later than (but not including) 15th business day from elimination of the force majeure event. During delayed performance of this Agreement, the Party encountering the force majeure event will take reasonable alternative or any other commercially reasonable measures to facilitate performance of its obligations under this Agreement until such delay is removed.

9	Miscellaneous

9.1	Any matter relating to but not provided under this Agreement will be revolved pursuant to relevant terms under the Framework Purchase Agreement or, if it is not provided under the Framework Purchase Agreement, through negotiations of the Parties.

9.2	None of this Agreement will be deemed to constitute any partnership or agency among the Parties. None of the Parties may bind upon, enter into any contract on behalf of, or cause any liability upon any of the other Parties by any means or for any purpose.

9.3	Without prior written consent of any of the other Parties, none of the Parties may transfer or contract all or any of its rights and obligations under this Agreement to any third party.

9.4	This Agreement is in Chinese in three originals, with each original for each Party. Each of the originals has the same effect.

(No text below)

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Tianjin Jinhu Media Co., Ltd. (seal)

By:	/s/ Charles Zhang
Name:	Charles Zhang
Title:	Chief Executive Officer of Sohu.com Inc.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Guangzhou Qianjun Internet Technology Co., Ltd. (seal)

By:	/s/ Liu Jian
Name:	LIU Jian
Title:	Chairman

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Beijing Oak Netscape Technology Development Co., Ltd. (seal)

By:	/s/ Yang Jing
Name:	YANG Jing
Title:	Executive Director

Beijing Wole Information Technology Co., Ltd. (seal)

By:	/s/ Zhou Juan
Name:	ZHOU Juan
Title:	Chairman